UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

February 2, 2015(January 27, 2015)

Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-30407	39-1783372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703	(608) 443-1600
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Sonic Foundry, Inc. (the “Company”) and its wholly-owned subsidiary, Sonic Foundry Media Systems, Inc. (“SFMS”) entered into a Fourth Amendment to Second Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) with Silicon Valley Bank (“Silicon Valley”) on January 27, 2015. Under the Fourth Amendment: (i) the balance of the term loan payable to Silicon Valley of approximately $1,665,000 is repaid and replaced by a new term loan of $2,500,000 to be repaid in 36 equal principal payments, with interest at the Prime Rate (as defined) plus two and one quarter percent (5.5%), (ii) the limit of the revolving line of credit is increased from $3.0 million to $4.0 million and the maturity date is extended to January 31, 2017, (iii) the annual commitment fee on the revolving line of credit is increased from $20,000 to $26,667, and there is also payable a term loan commitment fee of $20,000 and a amendment fee of $5,000, (iv) the covenant that requires the Minimum Adjusted Quick ratio be at or greater than 1.25:1.0 on an intra-quarter basis and 1.5:1 at quarter end is reduced to 1.1:1 on an intra-quarter basis and 1.25:1 at quarter end, (v) the covenant that requires the Debt Service Coverage ratio to be at or greater than 1.25:1 is changed to include the change in deferred revenue in the numerator of the ratio, and the ratio is reduced to 1.0:1 for the quarters ending December 31, 2014 and March 31, 2015, to 1.25:1 for the quarter ending June 30, 2015 and to 1.5:1 for the quarter ending September 30, 2015 and thereafter, (vi) the definition of Permitted Liens is amended to include no more than $800,000 in the aggregate amount of outstanding obligations for purchases of equipment, which is increased from the current limit of $400,000.

A copy of the Fourth Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary above is qualified by reference to the entire document.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amendment to the Second Amended and Restated Loan and Security Agreement entered into as of January 27, 2015 among registrant, SFMS and Silicon Valley Bank.

EXHIBIT LIST

NUMBER	DESCRIPTION

10.1	Fourth Amendment to the Second Amended and Restated Loan and Security Agreement entered into as of January 27, 2015 among registrant, SFMS and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.

(Registrant)

February 2, 2015	By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer